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              COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                          (Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended August 31, 2000 and for the five fiscal years ended February 29, 2000 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Six months ended

                                     August 31,                      Fiscal Years Ended February 29(28),

                               -------------------------- ------------------------------------------------------------------
                                  2000          1999         2000          1999         1998         1997          1996
                               ------------ ------------- ------------ ------------- ------------ ------------ -------------
Net earnings                      $174,494     $209,882    $410,243     $385,401      $344,983     $257,358     $195,720
Income tax expense                  98,646      134,187     220,955      246,404       220,563      164,540      130,480
Interest charges                   597,975      477,842     922,225      977,326       564,640      418,682       333,140
Interest portion of rental
  Expense                            8,806        4,488      19,080       14,898        10,055        7,420         6,803
                               ------------ ------------- ------------ ------------- ------------ ------------ -------------

Earnings available to cover
  fixed charges                 $879,921       $826,399   $1,572,503   $1,624,029    $1,140,241    $848,000      $666,143
                               ============ ============= ============ ============= ============ ============ =============

Fixed charges

  Interest charges                $597,975     $477,842    $922,225     $977,326      $564,640     $418,682      $333,140
  Interest portion of rental
    Expense                          8,806        4,488      19,080       14,898        10,055        7,420        6,803
                               ------------ ------------- ------------ ------------- ------------ ------------ -------------

      Total fixed charges         $606,781     $482,330    $941,305     $992,224      $574,695     $426,102     $339,943
                               ============ ============= ============ ============= ============ ============ =============

Ratio of earnings to fixed
  Charges                           1.45           1.71        1.67         1.64          1.98         1.99         1.96
                               ============ ============= ============ ============= ============ ============ =============

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